Exhibit 99.1

Ispire Technology Inc. Reports Financial Results for the Third Quarter 2023

Revenue Increased 26.9% to $24.1 Million; Gross Profit Increased 51.9% to $4.5 Million; Net Loss of $3.3 Million for the Quarter, up from a $1.0 Million Net Loss in the Third Quarter 2022

Issues Fourth Quarter 2023 Outlook for Cannabis Vaping Products, Representing Growth of 58% to 98%

Los Angeles, Calif. – May 16, 2023 – Ispire Technology Inc. (NASDAQ: ISPR) (“Ispire” or the “Company”), a leader in vapor technology, providing high-quality, innovative products with first-class performance, today reported financial results for the third quarter of 2023, which ended on March 31, 2023, and filed its quarterly report on Form 10-Q on May 15, 2023. The Company’s fiscal year is the year ending on June 30, 2023.

“We are very pleased with our financial results during our third quarter. Revenue growth was a robust 26.9% while gross profit grew 51.9% due to a favorable product mix and the realization of economies of scale on higher sales volume. We look forward to a strong finish to the fiscal year with a projected sequential revenue increase for cannabis vaping products of between 58% and 98% during our fourth quarter,” said Michael Wang, CFO of Ispire.

He added, “As we begin our journey as a public company, we are focused on a multi-prong strategy directed at increasing sales of our e-cigarette vaporizer technology products and developing our cannabis vaporizer technology products with a focus on both medical and recreational usages. We firmly believe that Ispire offers the very best products in the marketplace and has rightfully earned an enviable reputation among its customers. We continue to seek to remain at the forefront of technology so that we can adapt to emerging trends and thereby enhance value for all of our shareholders.”

Third Quarter 2023 Highlights

●	Revenue increased 26.9% to $24.1 million as compared to $19.0 million in the same period of 2022. Tobacco vaping products contributed $16.5 million and cannabis vaping products contributed $7.6 million to revenue during the third quarter 2023;

●	Gross profit increased 51.9% to $4.5 million as compared to $3.0 million in the same period of 2022;

●	Gross margin increased to 18.7% as compared to 15.7% in the same period of 2022.

●	Total operating expenses increased 106.2% to $8.0 million as compared to $3.9 million in the same period of 2022; and

●	Net loss of $3.1 million as compared to net loss of $1.0 million in the same period of 2022.

Liquidity and Capital Resources

As of March 31, 2023, and prior to the closing of its initial public offering, Ispire had cash and cash equivalents of $24.0 million and working capital of $5.2 million.

The Company believes that its current cash and cash flows provided by operating activities, and the net proceeds from the initial public offering will be sufficient to meet its working capital needs in the next 12 months.

Initial Public Offering

In April 2023, Ispire closed on its initial public offering of 3,105,000 shares of common stock, which included the 405,000 shares issued pursuant to the full exercise by the underwriters of their overallotment option, at the initial public offering price of $7.00 per share. The common stock began trading on the NASDAQ Capital Market on April 4, 2023.

Including proceeds from the sale of the additional shares, the aggregate gross proceeds from the offering were approximately $21.7 million, less underwriting discounts and non-accountable expense allowance of approximately $1.7 million, and other expenses of approximately $1.5 million, resulting in net proceeds of $18.5 million.

Net proceeds from the initial public offering are being used for:

●	Approximately 35% to develop manufacturing operations in Vietnam and the United States;

●	Approximately 25% for research and development activities, which include efforts to develop new products and new vaping technology;

●	Approximately 20% for the marketing and promotion of the Company’s branded products; and

●	The balance of approximately 20% for general administration and working capital.

Outlook

Ispire is providing the following outlook for the cannabis vaping products for the fourth quarter 2023, which ends on June 30, 2023. Ispire commenced marketing cannabis vaping products in mid 2020, and revenue from cannabis vaping products was $7.6 million for the third quarter of 2023. Revenue for cannabis vaping products for the fourth quarter is projected at $12 million to $15 million, representing growth of 58% to 98% from the third quarter 2023.

About Ispire Technology Inc.

Ispire is engaged in the R&D, design, commercialization, sales, marketing and distribution of branded e-cigarettes and cannabis vaping products. The Company has or licenses from a related party more than 200 invention/design patents received or filed globally. Ispire’s tobacco vaping products are marketed under the Aspire brand name and are sold worldwide (except in the People’s Republic of China and Russia) primarily through its distribution network. Ispire’s cannabis vaping products are marketed under the Ispire brand name primarily on an original design manufacturer (ODM) basis to other cannabis vapor companies. Ispire currently sells its cannabis vaping hardware only in the United States, and it recently commenced marketing activities in Canada and Europe, primarily in the European Union.

Please visit www.ispiretechnology.com and follow us on Facebook, Twitter, Instagram, Linkedin, Pinterest, and YouTube. Any information contained on, or that can be accessed through, the Company’s website, any other website or any social media, is not a part of this press release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The words “expect,” “believe,” “estimate,” “intend,” “plan,” “anticipate,” “may,” “should,” “strategy,” “future,” “will,” “project,” “potential” and similar expressions indicate forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to Ispire’s ability to generate the forecast revenue; Ispire’s ability to develop and market new products; the effects of regulations relating to the marketing and sale of vaping products in the United States and other countries; the expected growth of, and trends in, the markets for our products and services in the markets in which jurisdictions that we sell our products;; Ispire’s ability to establish and operate manufacturing facilities in Vietnam and Los Angeles;; and the risk and uncertainties described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Special Note Regarding Forward-Looking Statements” and the additional risk described in Ispire’s prospectus dated April 3, 2023 and in Management’s Discussion of Financial Condition and Results of Operations in Ispire’s Form 10-Q quarterly report for the quarter ended March 31, 2023.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in the prospectus relate only to events or information as of the date on which the statements are made in the prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events except as required by law. You should read this press release with the understanding that our actual future results may be materially different from what we expect.

Investor Relations Contact:

Raphael Gross

203.682.8253

ir@ispiretechnology.com

ISPIRE TECHNOLOGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2022	2023
Assets
Current assets:
Cash and cash equivalents	$74,480,651	$24,035,608
Accounts receivable, net	8,260,574	15,412,769
Held-to-maturity investment	-	9,604,418
Inventories, net	14,580,557	14,237,162
Prepaid expenses and other current assets	192,499	290,616
Due from related parties	1,934,855	-
Total current assets	99,449,136	63,580,573
Other assets:
Property, plant and equipment, net	114,025	588,213
Rental deposit	876,100	721,497
Right-of-use assets	295,804	4,359,274
Intangible assets	-	72,714,652
Total other assets	1,285,929	78,383,636
Total assets	$100,735,065	$141,964,209
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$290,541	$178,140
Accounts payable – related party	41,982,373	56,044,267
Contract liabilities	1,672,051	742,247
Dividends payable	3,362,639	-
Accrued liabilities and other payables	159,296	520,057
Due to related parties	40,672,768	-
Income tax payable	481,113	-
Lease liabilities	347,541	917,310
Total current liabilities	88,968,322	58,402,021

Other liabilities:
Lease liabilities	-	3,608,580
Total liabilities	$88,968,322	$62,010,601
Stockholders’ equity:
Common stock, par value $0.0001 per share; 140,000,000 shares authorized; 50,000,000 shares issued and outstanding as of June 30 2022 and March 31, 2023	5,000	5,000
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued at June 30, 2022 and March 31, 2023	-	-
Capital contribution	-	74,259,915
Accumulated other comprehensive loss	(184,664)	(199,938)
Retained earnings	11,946,407	5,888,631
Total stockholders’ equity	11,766,743	79,953,608
Total liabilities and stockholders’ equity	$100,735,065	$141,964,209

ISPIRE TECHNOLOGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2023	2022	2023

Revenue	$19,014,149	$24,136,297	$66,247,507	$82,976,746

Cost of revenue	16,038,425	19,616,098	55,959,959	68,525,866

Gross profit	2,975,724	4,520,199	10,287,548	14,450,880

Operating expenses:
Sales and marketing expenses	1,325,024	948,302	3,781,183	3,355,830
General and administrative expenses	2,546,379	7,033,958	5,618,260	16,234,767

Total Operating Expenses	3,871,403	7,982,260	9,399,443	19,590,597

(Loss)income from operations	(895,679)	(3,462,061)	888,105	(5,139,717)

Other income(expense):
Interest income, net	1,016	391	2,083	77,202
Exchange gain, net	68,420	660,760	136,902	183,178
Other (expense)income, net	(5,559)	(67,953)	49,382	(108,440)

Total Other income, net	63,877	593,198	188,367	151,940

(Loss) income before income taxes	(831,802)	(2,868,863)	1,076,472	(4,987,777)

Income taxes - current	(158,755)	(237,992)	(788,348)	(1,069,999)

Net (loss)income	$(990,557)	$(3,106,855)	$288,124	$(6,057,776)

Other comprehensive loss
Foreign currency translation adjustments	(71,687)	(157,704)	(80,765)	(15,274)
Comprehensive (loss)income	$(1,062,244)	$(3,264,559)	$207,359	$(6,073,050)

Net (loss)income per share
Basic and diluted	$(0.02)	$(0.06)	$0.01	$(0.12)

Weighted average shares outstanding:
Basic and diluted	50,000,000	50,000,000	50,000,000	50,000,000

ISPIRE TECHNOLOGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months ended March 31,
	2022	2023

Net income (loss):	$288,124	$(6,057,776)
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	3,907	1,566,141
Depreciation of right-of-use assets	215,690	763,641
Accounts receivable impairment	-	2,226,090
Changes in operating assets and liabilities:
Accounts receivable	(5,398,432)	(9,323,279)
Inventories	(6,869,171)	343,395
Prepaid expenses and other current assets	77,987	56,486
Accounts payable	(13,320,148)	13,737,398
Contract liabilities	471,745	(940,014)
Accrued liabilities and other payables	323,866	360,761)
Income tax payable	202,759	(481,113)
Net cash (used in)provided by operating activities	$(24,003,673)	$2,251,730

Cash flows from investing activities:
Purchase of property, plant and equipment	(120,948)	(495,065)
Purchase of short-term investment	-	(9,604,418)
Net cash used in investing activities	$(120,948)	$(10,099,483)

Cash flows from financing activities:
Payment made for dividends	(449,026)	(3,384,678)
Advances from related parties	1,681,723	1,934,855
Repayment of advances from related parties	(1,804,786)	(40,512,691)
Principal portion of lease payment	(203,612)	(634,776)
Net cash used in financing activities	$(775,701)	$(42,597,290)

Net decrease in cash and cash equivalents	(24,900,322)	(50,445,043)
Cash and cash equivalents - beginning of period	85,248,997	74,480,651
Cash and cash equivalents - end of period	$60,348,675	$24,035,608